UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):
May 30, 2008

GROEN BROTHERS AVIATION, INC.

(Exact name of registrant as specified in its charter)

Commission File No. 0-18958

Utah	87-0489865
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

2640 W. California Avenue
Salt Lake City, Utah  84104
(Address of principal executive offices)(Zip Code)

Registrant's telephone number, including area code:  (801) 973-0177

Former name or former address, if changed since last report:  Not Applicable
______________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.0 OTHER EVENTS

On May 30, 2008, Groen Brothers Aviation, Inc. (the “Company”), announced that following the delays in its Heliplane program for DARPA and current conditions in capital markets, it is undertaking cost-cutting measures that it hopes will allow it to continue to develop its technology on a reduced scale.  Therefore, GBA has affected a reduction in force that reduces its employee work force by two-thirds, and is reducing other expenditures as well, which resulted in the distribution of a press release to the public. Attached is a copy of that press release as Exhibit 1.

SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 30, 2008	GROEN BROTHERS AVIATION, INC.

By: /s/ David Groen
David Groen
President and Chief Executive Officer

Exhibit 1

GBA News
May 30, 2008	FOR FURTHER INFORMATION
Hank Parry/Media;
David Groen/Investor Information
Groen Brothers Aviation, Inc.
801/973-0177

GROEN BROTHERS AVIATION ANNOUNCES RETRENCHMENT

Salt Lake City, Utah – May 30, 2008 – Groen Brothers Aviation, Inc. (“GBA”) (stock symbol “OTCBB: GNBA”), engaged in the business of designing and developing new technology gyroplane and gyrodyne rotor-wing aircraft for military and commercial uses, has announced that following the delays in its Heliplane program for DARPA and current conditions in capital markets, it is undertaking cost-cutting measures that it hopes will allow it to continue to develop its technology on a reduced scale.  Therefore, GBA has affected a reduction in force that reduces its employee work force by two-thirds, and is reducing other expenditures as well.  In the mean time, the Company is negotiating with investors for additional funding that if successful, will allow it to continue its technology development while it negotiates new contracts for its technology.  Even though management remains optimistic, there is no guarantee that the negotiations for essential new funding will be successful.

For the last two and a half years, GBA’s business plan has been primarily based on developing gyrodyne technology for military applications under a multi-million dollar four-phase DARPA program called ‘Heliplane’ awarded to GBA in November 2005.  The Heliplane program called for the Company to design and develop a next generation vertical take-off and landing (VTOL) demonstrator rotorcraft capable of a speed of 400 mph and a range exceeding 1000 miles.  The GBA led team includes Georgia Tech for analytical support, Williams International as engine manufacturer, a highly-renowned team of aerospace consultants and, initially, Adam Aircraft as manufacturer of the fuselage.

The Company is nearing the end of Phase I of the Heliplane project.  Although technical progress in the project has been most encouraging, the timetable for the program has proceeded more slowly than anticipated, due in part to the funding challenges that a small company faces in a fixed-price government contract.  This has been exacerbated by the bankruptcy of Adam Aircraft in January, requiring its replacement by another airframe supplier, causing further delay and financial pressures on the Company.  Continuation of the Heliplane program beyond the end of Phase I is not yet known.

GBA has also been actively seeking to find partners for the certification and production of its advanced turbine-engine powered Hawk 5 Gyroplane, principally with parties in Spain and Korea.  While good progress has been made with these entities, it is not likely to provide sufficient positive cash flow to address the Company’s short-term needs.  The alternative course for the Hawk 5 Gyroplane entry into the marketplace through investors in Korea, although at an earlier stage, has greater funding potential and is therefore also being pursued aggressively.  The Korean investors have also expressed interest in the development of commercial passenger GyroLiner aircraft, capable of vertical takeoff and speeds significantly faster than a helicopter, as well as smaller two-seat gyroplanes for personal transport.

The Company’s present revenue, beyond the Heliplane project, has been derived from the production of its two-seat kit gyroplane called the SparrowHawk III Quick Build that incorporates the Company’s unique understanding of gyroplane flight.  The Company recently introduced this improved model of the SparrowHawk, designed to significantly ease the build process and reduce the time needed to assemble the kit.  The kit aircraft business aimed at customers for their personal use is, however, not fully compatible with the design manufacture and marketing of more sophisticated aircraft required by military and commercial customers.

For this reason, having developed the SparrowHawk III Quick Build and its associated manufacturing, quality, and marketing requirements, GBA is seeking to sell the program to a third party while still continuing to provide technical and other support for a significant transition period, for the new owner.  If this sale is accomplished, it could provide GBA with the funding necessary to allow the Company to resume its participation in the DARPA Heliplane project if and when it restarts, and continue to pursue its desired agreements with Korea and/or Spain.

Further information about the Company, its products, and individual members of the GBA Team is available on the Company's web site at: www.groenbros.com.

Safe Harbor Statement/Forward-Looking Information Disclaimer

Certain statements in this news release by Groen Brothers Aviation are forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking information is subject to risk and uncertainty.  Certain statements in this Press Release may contain forward-looking information that involves risk and uncertainty, including but not limited to, the Company’s ability to fund ongoing operations and to complete its obligations under the government contract and its other ongoing commitments.  Future results and trends depend on a variety of factors, including the Company's successful execution of internal performance plans and agreements; product development and performance; risks associated with regulatory certifications of the Company's commercial aircraft by U.S. and foreign governments; government bid and funding availability uncertainty; other regulatory uncertainties; performance issues with key suppliers and subcontractors; governmental export and import policies; and the ability to adequately finance operations including meeting its debt obligations, fund manufacturing and delivery of products.